Exhibit 11.3

Consent of the Independent Auditor

We consent to the use in this Post Qualification amendment on Form 1-A of Rise Companies Corporation relating to our audits of the financial statements (enumerated 1 through 4 below) and to the reference to our firm under the heading “Experts” in such Annual Report on Form 1-A.

1.	Report dated March 21, 2017 relating to our audits of the financial statements of Fundrise Real Estate Investment Trust, LLC as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for the year ending December 31, 2016 and for the period May 15, 2015 (inception) through December 31, 2015.

2.	Report dated March 22, 2017 relating to our audits of the financial statements of Fundrise Equity REIT, LLC as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for the year ending December 31, 2016 and for the period June 30, 2015 (inception) through December 31, 2015.

3.	Report dated March 17, 2017 relating to our audits of the financial statements of Fundrise Midland Opportunistic REIT, LLC as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for the year ending December 31, 2016 and for the period November 19, 2015 (inception) through December 31, 2015.

4.	Report dated March 17, 2017 relating to our audits of the financial statements of Fundrise West Coast Opportunistic REIT, LLC as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for the year ending December 31, 2016 and for the period November 19, 2015 (inception) through December 31, 2015.

/s/ RSM US LLP

McLean, Virginia

June 9, 2017